                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934
                               (Amendment No.  )

Filed by the registrant [X]

Filed by a party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary proxy statement          [_] Confidential, for Use of the
                                             Commission only (as permitted by
[X] Definitive proxy statement               Rule 14a-6(e)(2))

[_] Definitive additional materials

[_] Soliciting material under Rule 14a-12


                                eMachines, Inc.
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1)  Title of each class of securities to which transaction applies:

  (2)  Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

  (4)  Proposed maximum aggregate value of transaction:

  (5)  Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

  (1)  Amount Previously Paid:

  (2)  Form, Schedule or Registration Statement No.:

  (3)  Filing Party:

  (4)  Date Filed:

                       [LOGO OF eMACHINES APPEARS HERE]

                                eMachines, Inc.

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 June 20, 2001

To Our Stockholders:

   The Annual Meeting of Stockholders of eMachines Inc. ("eMachines") will be held at the Hyatt Regency Irvine, Imperial Room, 17900 Jamboree Road, Irvine, California, on Wednesday, June 20, 2001, at 9:00 a.m., Pacific Time, for the following purposes:

     1. To elect 7 directors for the next year;

     2. To ratify the appointment of Deloitte & Touche LLP as our independent auditors for our 2001 fiscal year; and

     3. To transact such other business as may properly come before the meeting or any postponement or adjournment of the meeting.

   These items are more fully described in the accompanying proxy statement.

   Only stockholders of record at the close of business on April 25, 2001 may vote at the meeting. The meeting may be adjourned by the stockholders represented at the meeting. A list of stockholders entitled to vote will be available for inspection at our offices, 14350 Myford Road, Suite 100, Irvine, California 92606, for 10 days prior to the meeting.

   You are invited to attend the meeting in person. Whether or not you plan to attend the meeting, to assure your representation at the meeting, please promptly sign and return the accompanying proxy card in the enclosed return envelope.

                                          By Order of the Board of Directors,

                                          Allan R. Mouw
                                          Secretary

Irvine, California
May 4, 2001
                                eMachines, Inc.

                                PROXY STATEMENT

                INFORMATION CONCERNING SOLICITATION AND VOTING

General

   Our board of directors is soliciting proxies to be used at the 2001 annual meeting of stockholders to be held at the Hyatt Regency Irvine, Imperial Room, 17900 Jamboree Road, Irvine, California, on Wednesday, June 20, 2001, at 9:00 a.m., Pacific Time, or at any adjournment of the meeting.

   We are mailing this proxy statement, the accompanying proxy card, our Annual Report and Form 10-K starting May 4, 2001, to all stockholders entitled to vote at the meeting.

Who Can Vote

   Stockholders of record at the close of business on April 25, 2001, are entitled to notice of the meeting and to vote on all matters to be presented at the meeting or any adjournment of the meeting. On April 25, 2001, 145,477,758 shares of common stock were outstanding and eligible to vote. You are entitled to one vote for each share of common stock that you own. The common stock does not have cumulative voting rights.

How to Vote

   You may vote by mail by signing, dating and mailing the enclosed proxy card. If you hold your shares through a bank, broker, or other nominee, you will receive separate instructions from the nominee describing the procedures for voting your shares. If you do not specify how to vote your shares on your proxy card, we will vote them for the nominees for director, for the approval of the proposals presented, and, with respect to any other business that may properly come before the meeting, in accordance with the recommendations of our board of directors or a properly designated committee of the board of directors. You also may vote by casting a ballot in person at the meeting.

Revoking Your Proxy

   You may revoke your proxy at any time before it is exercised by:

  . sending written notice of revocation to the Secretary of eMachines at 14350 Myford Road, Suite 100, Irvine, CA 92606;

  .  submitting a properly signed proxy with a later date; or

  .  voting in person at the meeting.

How Are Votes Counted

   The annual meeting will be held if a quorum, consisting of a majority of the shares of common stock outstanding on April 25, 2001, is present. Broker non-votes, votes withheld and abstentions are counted for purposes of determining whether a quorum has been reached. Because directors are elected by a plurality of the votes cast, votes withheld from the nominees for director, but not broker non-votes or abstentions, could affect the outcome of the election. Ratification of the appointment of our independent auditors requires the affirmative vote of a majority of the shares present at the meeting and entitled to vote on the matter. Consequently, abstentions are counted as "no" votes, and broker non-votes reduce the absolute number, but not the percentage, needed for approval.

                       PROPOSAL 1: ELECTION OF DIRECTORS

   Our board of directors consists of seven directors. Seven directors will be elected at the meeting to serve until the next annual meeting of stockholders following this meeting or until their successors are elected or appointed. We will vote your shares as you specify when providing your proxy. If you do not specify how you want your shares voted when you provide your proxy, we will vote them for the election of the nominees listed below. If unforeseen circumstances, such as death or disability, make it necessary for the board of directors to substitute another person for the nominee, we will vote your shares for that other person.

   The following table briefly describes the nominees for director. Except as otherwise noted, each has held his principal occupation for at least five years.

                                Principal Occupation and Other        Director
        Nominee       Age               Directorships                  Since
        -------       ---       ------------------------------        --------
   Wayne R. Inouye...  48 Director, President and Chief Executive      March
                           Officer (since March 2001); Senior Vice      2001
                           President Merchandising of Best Buy,
                           Inc., a consumer electronics retailer
                           (from September 1995 to February 2001).

   Hong Soon Lee.....  40 Chairman of the Board of Directors (since     1998
                           September 1998); Vice Chairman and Chief
                           Executive Officer of TriGem Computer,
                           Inc. (since January 2000); Director and
                           various other positions at TriGem
                           Computer, Inc. (from June 1994 to
                           January 2000); Director of Korea Thrunet
                           Co., Ltd.

   Michael B. Hong...  39 President of Red Herring, Inc., a             2000
                           financial and strategic advisory firm
                           (since February 2001); Executive Vice
                           President and Chief Financial Officer of
                           TriGem Computer, Inc. (from January 2000
                           to January 2001); Financial Senior
                           Advisor at TriGem Computer, Inc. (from
                           May 1999 to January 2000); Vice
                           President of Business Development for
                           North Asia and Country Manager (Korea)
                           for General Electric Capital (from
                           January 1995 to May 1999).

   Nathan Morton.....  52 Senior Partner of Channel Marketing, a        1999
                           business strategy and marketing
                           consulting firm (since 1996); Co-
                           Chairman and Chief Executive Officer at
                           Computer City, a computer products
                           retailer (from July 1997 to September
                           1998); Chief Executive Officer and
                           Director at Buildnet, Inc., a provider
                           of e-business, technology, and Internet-
                           related products (since 1998); Chairman
                           of the Board of Directors of
                           Handtech.com, a retailer of computer and
                           Internet-related products (since
                           November, 1998); Director at
                           Electrosource, Inc., a battery
                           manufacturer (since 1990), and
                           Consolidated Stores, Corp., an operator
                           of closeout stores (since 1996).

   Lap Shun Hui......  45 President and Director of Korea Data          1998
                           Systems (USA),
                           Inc., a wholesaler of computer monitors
                           (since June 1995).

   Jung Koh..........  47 Vice Chairman and Director of Korea Data      1998
                           Systems, Co., a manufacturer of computer
                           and other data communications products
                           (since May 1983).

   Yasuhiro Tsubota..  63 Business Advisor, Seiko Instruments          March
                           America Inc., a diversified manufacturer     2001
                           of electronic components, computer
                           peripherals and factory automation
                           systems (August 2000 to present);
                           President and Chief Executive Officer of
                           Canon Computer Systems, an importer and
                           distributor of PCs and related products
                           (from April 1992 to July 2000).

Required Vote

   The 7 nominees receiving the highest number of affirmative votes of the votes cast at the meeting on this matter shall be elected as the directors.

   The Board of Directors recommends voting "for" the election of Messrs. Inouye, Lee, Hong, Morton, Hui, Koh and Tsubota as the directors of the Company.

Board Meetings and Committees

   In fiscal 2000, the board of directors held eight regularly scheduled meetings and four special meetings. With the exception of Mr. Koh and Bill Gross, a former director who resigned in January 2001, each director attended at least 75% of the total number of meetings of the board of directors and of all committees of which he was a member during fiscal 2000.

   The board of directors currently has an audit committee and a compensation committee. The board of directors does not have a nominating committee.

 Audit Committee

   The audit committee recommends engagement of the independent auditors and is primarily responsible for reviewing and approving the scope of the audit and other services performed by our independent auditors and for reviewing and evaluating our accounting principles and systems of internal accounting controls. The audit committee meets with management and our independent auditors, who have access to the audit committee without the presence of management representatives. During fiscal 2000, the audit committee was composed of Messrs. Hui and Morton, and C. Toms Newby III, a former director who resigned in January 2001, and met three times. The audit committee now consists of Messrs. Hui and Morton and Mr. Tsubota, who became a member in April 2001. Only Messrs. Morton and Tsubota are independent as defined by Rule 4200(a)(15) of the National Association of Securities Dealers' listing standards under which we are required to have an audit committee consisting of at least three independent directors by June 14, 2001. We are actively looking for an additional qualified independent director to replace Mr. Hui on the committee before June 14, 2001. The board of directors has adopted a written audit committee charter, a copy of which is attached as Appendix A.

 Compensation Committee

   The compensation committee makes recommendations to the board of directors concerning the salaries and other compensation paid to the executive officers, the granting of employee stock options and other compensation-related issues. During fiscal 2000, the compensation committee was composed of Messrs. Hui, Morton, and Newby and met six times.

Directors' Compensation

   We adopted a new directors' compensation program effective as of January 1, 2001. Under this program, directors who are also our employees or who are employees of our affiliates, Messrs. Inouye, Lee and Koh, receive no additional or special remuneration for serving as directors, except that we reimburse them for reasonable travel expenses that they incur to attend board meetings. Our other directors receive an annual retainer of $12,000 plus $1,000 for each board meeting attended in person and $250 for each board meeting attended by telephone. Our other directors who serve on board committees receive $500 for each committee meeting attended in person and $100 for each committee meeting attended by telephone. Our other directors are reimbursed for reasonable travel and other expenses incurred to attend board and committee meetings. None of our former directors, Messrs. Newby, Gross and Dukker, who served as such for a portion of 2001 were eligible to receive cash compensation under the new program. Prior to January 1, 2001, we did not pay directors cash compensation for their services as directors, although we did reimburse non-employee directors for expenses incurred in connection with attending board and committee meetings.

Identification of Executive Officers

   The following table briefly describes our executive officers. Except as otherwise noted, each has held his principal occupation for at least five years. There are no family relationships among any of our directors or executive officers.

                                           Principal Occupation and Other
               Name              Age                Directorships
               ----              --- ------------------------------------------
   Wayne R. Inouye.............   48 Director, President and Chief Executive
                                      Officer (since March 2001); Senior Vice
                                      President Merchandising of Best Buy,
                                      Inc., a consumer electronics retailer
                                      (from September 1995 to February 2001).

   Brian Firestone.............   49 Executive Vice President, Strategy and
                                      Business Development (since April 2001);
                                      Executive Vice President of Brightpoint,
                                      Inc., a wireless equipment provider (from
                                      March 1995 to February 2001); President
                                      of Novidor & Firestone, Inc., a
                                      manufacturers' representative firm (from
                                      January 1980 to April 2001).

   John A. Muskovich...........   54 Executive Vice President and Chief
                                      Financial Officer (since December 2000);
                                      President and Chief Operating Officer of
                                      Elder-Beerman Stores Corp., a chain of
                                      full service department stores (from
                                      February 1996 to July 2000).

   Adam Andersen...............   41 Senior Vice President and Chief Operating
                                      Officer (since April 2001); Consulting
                                      Chief Operating Officer (from October
                                      2000 to March 2001) and Chief Operating
                                      Officer and Vice President, Brightpoint
                                      Subscriber Services (from October 1998 to
                                      October 2000) of Wireless Fulfillment
                                      Services LLC, a subsidiary of
                                      Brightpoint, Inc.; Acting Director of
                                      Equipment Re-engineering (from July 1997
                                      to October 1998) and Vice President of
                                      Legal Affairs and General Counsel (from
                                      October 1990 to October 1998) of AT&T
                                      Wireless, a provider cellular telephone
                                      services.

   John Dickinson..............   56 Senior Vice President and General Manager,
                                      Internet Division (since July 2000); Vice
                                      President of Editorial Freedom Technology
                                      Media Group (from 1997 to 2000); Vice
                                      President, Editor in Chief of Consumer
                                      Media Group, Ziff-Davis Publishing (from
                                      1994 to 1997).

Business Relationships and Related Transactions

 Relationship with TriGem Computer, TriGem Corporation, TriGem America Corporation, Korea Data Systems Co. Ltd., Korea Data Systems America and Korea Data Systems (USA), Inc.

   TriGem Computer, Inc. ("TriGem Computer"), a Korean company, was the parent company of TriGem Corporation, a California corporation. TriGem Corporation was one of our founding stockholders. In April 2000, TriGem Corporation merged with TriGem America Corporation, another U.S. subsidiary of TriGem Computer, with TriGem America Corporation being the surviving corporation. References to TriGem America Corporation with respect to events after April 2000 reflect this merger and references to TriGem America Corporation with respect to events before April 2000 do not reflect this merger. TriGem America Corporation beneficially owns approximately 20.1% of our outstanding common stock. Mr. Lee, Chairman of our board of directors and one of our stockholders, is also the Vice Chairman, Chief Executive Officer and a member of the board of directors of TriGem Computer. Mr. Hong, a member of our board of directors, was Chief Financial Officer for TriGem Computer from January 2000 to January 2001 and a Financial Senior Advisor for TriGem Computer from May 1999 to January 2000.

   Korea Data Systems Co. Ltd. ("KDS Ltd."), a Korean company, is the parent company of Korea Data Systems America, Inc. Korea Data Systems America was one of our founding stockholders and benefically owns approximately 19.8% of our outstanding common stock. Jung Koh, a member of our board of directors and one of our stockholders, also serves as Vice Chairman of KDS Ltd. Lap Shun Hui, a member of our board of directors and one of our stockholders, wholly owns Korea Data Systems (USA), Inc. ("KDS USA").

   Since January 1, 2000, we have been involved in a number of transactions with TriGem Computer, TriGem Corporation, TriGem America Corporation, KDS Ltd., Korea Data Systems America and KDS USA. These transactions are described below.

 Manufacture and Supply of PCs and Monitors

   During the year ended December 30, 2000, we purchased all of our PCs and most of our monitors from KDS USA, for an aggregate purchase price of $731.1 million. In January 2001, we began purchasing all of our PCs from TriGem America Corporation. All of the PCs that we have sold have been manufactured by TriGem Computer, except for our eOne and eSlate PCs, which were manufactured by KDS Ltd., and for a limited number of eTower PCs, which were manufactured by KDS Ltd. for TriGem Computer. We no longer sell eOne or eSlate PCs. All of the monitors that we purchased from KDS USA through August 2000 were either manufactured by KDS Ltd., or supplied by KDS Ltd. through its relationship with Jean Company Ltd., an unrelated third party. Under verbal agreement, KDS Ltd. warrants its monitors for eighteen months including parts and labor. In August 2000, we began purchasing monitors from another unrelated supplier, but we continue to use KDS Ltd. as an alternate supplier. We have no obligation to order, take minimum delivery or purchase at pre-negotiated prices from KDS USA or KDS Ltd. Additionally, neither KDS USA nor KDS Ltd. is contractually obligated to supply us with PCs or monitors.

   On January 24, 2000, we entered into an original design manufacturer agreement with TriGem Computer. Under the agreement, TriGem Computer agreed to design, procure and assemble certain computer components, and to provide support for the assembled products. We pay TriGem Computer for its supply and services on a "cost plus" basis, which price is adjusted monthly based upon TriGem Computer's then current costs. The agreement requires us to issue requisitions and purchase orders to TriGem Computer each month. TriGem Computer is obligated to meet such purchase orders based on the projections we provide to TriGem Computer in an annual plan. TriGem Computer has provided several warranties to us, including that all of its products will be free from defects in design, material and workmanship. The agreement provides us with certain remedies in the event that products sold to us by TriGem Computer are defective. Commencing with the execution of the agreement on January 24, 2000, these remedies include reimbursing us for the costs of defective products. Under the agreement, TriGem Computer has agreed to indemnify us with respect to patent infringement lawsuits filed in 1999 by Compaq Computer Corporation against TriGem Computer, TriGem America Corporation, KDS Ltd. and us and by Packard Bell against, inter alia, TriGem Computer and us. The agreement also provides that we may be reimbursed by TriGem Computer for all reasonable costs related to defective products that might arise with respect to products sold to us prior to January 24, 2000, which amounted to approximately $890,000 in 2000. The term of the agreement is for two years, and automatically renews for one-year periods, unless either party provides written notice of its intent to terminate 180 days prior to the expiration of the initial term or any subsequent term. We are renegotiating the agreement's warranty and return policy.

 Warranties and PC Repair Service

   Under our original design manufacturer agreement with TriGem Computer, TriGem Computer has agreed to provide warranty and refurbishment services to us. TriGem Computer has warranted that products that it produces shall be free from defects, and has agreed to repair or replace and return, without cost to us or consumers, all defective products returned by end-users within the warranty period, which lasts for fifteen months from the date a product is delivered. If the returned products from end-users are not defective, TriGem Computer will charge us a service fee for each returned product of $22.50 per unit plus shipping costs. If end-user returns are defective, the PC is repaired by TriGem Computer and returned to the end-user at no charge to us. Under the refurbishment provisions of the agreement, we can return to TriGem Computer all products that our retailers return to us. If the returned products from retailers are defective, TriGem Computer will provide us with a full credit and we credit our retail customer for the defective returns. TriGem Computer will charge us a fee of $130 per unit for each returned product from retailers if the cumulative rate of products returned with no defect exceeds a specified percentage. During the first quarter of 2000, we were assessed a $15 per unit service charge for the taking and repackaging of PC returns determined to be nondefective. During the year ended December 30, 2000, we accrued approximately $11.9 million for repair services for non-defective returns from TriGem Computer. In the event that more than a specified percentage of any product that TriGem Computer produces pursuant to the agreement is returned, we may initiate a recall of that product or model after consultation with TriGem Computer. In the event of a recall, we are entitled to a full credit from TriGem Computer for all recalled and returned products. We are currently renegotiating the original design manufacture agreement's warranty and return policy.

 Leases

   We lease approximately 147,000 square feet of office and warehouse space located at 14350 Myford Road, Irvine, California from the Irvine Company under a written lease entered into on November 30, 1998. Our monthly rent is approximately $84,000 subject to annual increases that will increase our rent in the fifth year of the lease to approximately $97,000. The lease terminates in 2004, subject to our right to extend the term. Our performance under the lease is guaranteed by Korea Data Systems America. Under a verbal agreement, we subleased approximately 48,000 square feet of this space to TriGem America Corporation for nine months during the year ended December 30, 2000, and TriGem America Corporation paid an aggregate of $312,000 in rent. We no longer sublease this space.

 Subordinated Notes

   In connection with our initial capitalization on December 18, 1998, we issued a subordinated note payable to TriGem Corporation in the amount of $270,000 and a subordinated note payable to Korea Data Systems America in the amount of $290,000, each bearing interest at 5.79% per year. In the fourth quarter of 2000, we repaid the note payable to TriGem Corporation. Interest on the remaining note payable to Korea Data Systems America is due each May 31 and November 30. Principal and any unpaid interest on the note are due on June 7, 2004. The note may be prepaid without penalty at our option.

 Relationship with America Online, Inc.

   In June 1999, we entered into a marketing agreement with America Online, as subsequently amended, under which America Online will provide rebates to our PC buyers to significantly reduce the net effective price of our PCs. To obtain a rebate, our PC buyers must enter into an agreement with America Online to subscribe to its CompuServe Internet Access service over a predetermined period of time at a stated monthly fee. In some instances, our PC buyers may receive America Online for free for a specified period of time without any rebate. In exchange for our distribution and promotion of America Online's software and services, we will share in the payments made by subscribers to America Online for Internet access. Payments to us may take the form of bounty or royalty payments. The agreement will terminate in 2004 and may be renewed by the parties for an additional five-year term. America Online beneficially owns approximately 6.1% of our outstanding common stock. During the year ended December 30, 2000, we earned approximately $2.7 million under the marketing agreement.

   In April 2001, we entered into a marketing agreement with several European affiliates of America Online, and CompuServe Interactive Services, Ltd., which was effective as of October 1, 2000. Under the agreement we will distribute and promote America Online's software and services on all of our PCs sold in the United Kingdom, France, Germany, the Netherlands, Spain and Italy. Some of our PC buyers will receive America Online for a fee for a specified period of time without any rebate. America Online will pay us a one-time fee for each paid subscriber to America Online services, CompuServe services, and Netscape services acquired through our distribution of America Online and its affiliates' software. The actual fee paid varies depending on the service the subscriber chooses. The agreement will terminate in 2004 and may be renewed by the parties for an additional five-year term. By December 30, 2000, we had not yet earned any fees under the marketing agreement.

 Relationship with Bill Gross' idealab! and its affiliated entities

   During the year ended December 30, 2000, we leased our Pasadena facility from idealab!, Inc., an affiliate owned by Bill Gross, a former member of our board of directors and a stockholder, and we paid idealab!, Inc., $464,000 in total rent for 2000. We terminated the lease in the first quarter of 2001. Mr. Gross and his affiliated entities beneficially own 8.6% of our outstanding common stock. We earned approximately $650,000 of our Internet revenues in 2000 from entities owned or affiliated with idealab!, Inc.

Transactions with Management

 Employment Agreements

   On February 23, 2001, we entered into an employment agreement with Wayne R. Inouye, our President and Chief Executive Officer, and a member of our board of directors. Mr. Inouye's employment began on March 5, 2001 and will continue unless otherwise terminated until March 4, 2003. Mr. Inouye's annual base salary is $480,000. If we terminate Mr. Inouye without cause, we must pay him his base salary through the end of the term of the agreement. We granted Mr. Inouye a signing bonus of $2,357,850, of which $738,225 must be repaid on a pro rata basis if Mr. Inouye terminates his employment or if we terminate Mr. Inouye for cause prior to April 24, 2002. We also granted to Mr. Inouye a stock option to purchase 4,000,000 shares of our common stock at an exercise price of $0.3125 per share. The option shall vest as to 50% of the shares on March 5, 2002, and as to the remaining shares on March 5, 2003. In addition, we placed $1,000,000 in escrow for the benefit of Mr. Inouye, to be payable on or before March 5, 2003 subject to diminution upon the occurrence of various employment, stock performance and change in control conditions. The agreement also provides for a one-year advisory term following Mr. Inouye's service as President and Chief Executive Officer. The base annual salary for the advisory term will be $120,000. We granted to Mr. Inouye a stock option to purchase an additional 1,000,000 shares of our common stock at an exercise price of $0.3125 per share for his services as an advisor, which will fully vest on March 5, 2004. We also agreed to pay Mr. Inouye's reasonable moving expenses for his relocation to Orange County California, and for one subsequent relocation, and reasonable travel and living expenses for approximately six months while his family relocates to Orange County, California.

   On December 18, 2000, we entered into an employment agreement with John A. Muskovich, our current Executive Vice President and Chief Financial Officer. Mr. Muskovich's employment began on December 18, 2000 and will continue unless otherwise terminated until December 17, 2003. Mr. Muskovich's annual base salary is $350,000. Mr. Muskovich is eligible to receive an annual bonus of up to 50% of his base salary, subject to satisfaction of performance objectives. $50,000 of this bonus is guaranteed during Mr. Muskovich's first year of employment with us. If we terminate Mr. Muskovich without cause, we must pay him his base salary through the end of the term of the agreement and the pro rata portion of his annual bonus. We also granted to Mr. Muskovich a stock option to purchase 500,000 shares of our common stock at an exercise price of $0.5938 per share. The option shall vest as to 25% of the shares one year after the date of grant, and as to 1/48th of the shares at the end of each calendar month thereafter. In addition, we made a $300,000 interest free relocation loan to Mr. Muskovich, to be forgiven upon the successful completion of his term of service. We have separately agreed to reimburse Mr. Muskovich for his reasonable housing expenses in California while his family resides in Ohio, up to $1,200 per month, and for his reasonable travel expenses to and from Ohio.

   On April 10, 2001 we entered into a severance agreement and mutual release with John Dickinson under which he has agreed to resign his employment effective July 1, 2001. We have agreed to continue to pay Mr. Dickinson his annual base salary of $275,000 through July 1, 2001. Upon the signing of the agreement, we loaned Mr. Dickinson approximately $362,645 interest free. Within 8 days after Mr. Dickinson's resignation, we have agreed to pay him approximately $561,804, which shall first be applied to repayment of the loan. We have agreed to pay him an additional $50,000 within this time frame, subject to his successful restructuring of our Internet business unit. These additional payments are conditioned upon Mr. Dickinson signing a general release and not revoking it. The severance agreement terminates Mr. Dickinson's employment agreement with us, under which we had been paying him an annual base salary of $275,000.

   In April 2001, we entered into an employment agreement with Brian Firestone, our Executive Vice President, Strategy and Business Development. Mr. Firestone's employment will continue, unless otherwise terminated, until March 31, 2003. Mr. Firestone's annual base salary is $400,000. In addition, we placed $1,000,000 in escrow for the benefit of Mr. Firestone, to be payable on or before March 31, 2003, subject to diminution upon the occurrence of various employment and stock performance conditions. If we terminate
Mr. Firestone's employment without cause prior to March 31, 2003, or if Mr. Firestone terminates his employment for good reason, he will receive a pro-rated portion of the bonus, as well as the lesser of his annual base salary and the aggregate salary payments that he otherwise would have been entitled to receive through the term of the agreement. We also granted to Mr. Firestone a stock option to purchase 2,000,000 shares of our common stock at an exercise price of $0.23 per share. The option shall vest as to 50% of the shares on April 1, 2002, and as to the remaining shares on April 1, 2003. If we appoint Mr. Firestone as our Chief Executive Officer on or before March 31, 2003, we will pay him a $1,000,000 bonus. Mr. Firestone is obligated to repay a pro-rated portion of the bonus if within two years of his appointment as Chief Executive Officer he terminates his employment for any reason or if we terminate his employment for cause, death or disability.

   In April 2001, we entered into an employment agreement with Adam Andersen, our Senior Vice President and Chief Operating Officer. Mr. Andersen's employment is "at-will," and may be terminated by us at any time. Mr. Andersen's annual base salary is $240,000. Mr. Andersen will receive a $60,000 bonus payable after one year, subject to Mr. Andersen's continued employment with us. For each year after that, Mr. Andersen will be eligible to receive an annual bonus under the terms of our bonus program for Senior Vice Presidents then in effect, provided that during his second year of employment with us Mr. Andersen will be eligible to receive a bonus of not less than $60,000. Each bonus, except for the first year bonus, paid under the bonus program for Senior Vice Presidents shall be based on Mr. Andersen's achievement of performance objectives set forth in that program. Subject to approval by our board of directors, we have agreed to grant to Mr. Andersen a stock option to purchase 250,000 shares of our common stock at an exercise price equal to the per share fair market value of our common stock on the day of the grant. The option will vest as to 25% of the shares on April 30, 2002, and as to 1/48th of the shares at the end of each subsequent calender month. If Mr. Andersen terminates his employment with us for good reason or if we terminate his employment other than for cause or total disability or as a result of Mr. Andersen's death, at any time within 12 months of a change of control, then any stock options we grant to Mr. Andersen will become fully vested and exercisable as of the date of the termination. If we terminate Mr. Andersen's employment other than for cause, total disability or death, then Mr. Andersen shall be entitled to severance equal to six months of base salary and if such termination occurs prior to the 1 year anniversary of his employment, a pro rata portion of the first year bonus. In addition, we have agreed to make a $300,000 interest free loan to Mr. Andersen, to be used for the purchase of a home. The loan will be due and payable on the earlier of sixty days after Mr. Andersen's termination, or April 30, 2004.

   On February 25, 2001, we entered into a confidential settlement agreement and mutual release with Stephen Dukker, our then President and Chief Executive Officer and then member of our board of directors. Our payments to Mr. Dukker are in lieu of all compensation that he was entitled to under his employment agreement with us. The settlement agreement provided for the cancellation of Mr. Dukker's outstanding stock options. Under the settlement agreement, in March 2001, we paid Mr. Dukker $800,000 plus $239,216, an amount equal to the net present value of Mr. Dukker's salary through September 18, 2001, plus $62,800 for accrued paid time off. Mr. Dukker is entitled to receive an additional payment of $400,000 before May 25, 2001, and another $400,000 payment before October 18, 2001. The agreement further provides for the forgiveness of a $200,000 loan to Mr. Dukker plus all accrued but unpaid interest. In addition, the agreement requires that we register for resale with the Securities and Exchange Commission on Form S-3 the 8,000,000 shares of our common stock that Mr. Dukker owns. In addition to our payments to Mr. Dukker under the settlement agreement, from January 1, 2001 through the date of Mr. Dukker's resignation on March 4, 2001, we paid Mr. Dukker approximately $69,231 in compensation.

   We have entered into indemnification agreements with Messrs. Hui, Koh, Lee, Morton, Newby, Dukker, Miller and Tsubota. The indemnification agreements contain provisions that require us to, among other things, indemnify these individuals against liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to cover them under any of our liability insurance policies applicable to our directors and officers.

 Indebtedness of Management

   In April 2001, we loaned Mr. Dickinson, our Senior Vice President and General Manager, Internet Division, approximately $362,645 interest free under his severance agreement. The loan is due by July 9, 2001.

   In April 2001, we agreed to make a $300,000 interest free loan to Mr. Andersen, our Senior Vice President and Chief Operating Officer. The loan is to be used for the purchase of Mr. Andersen's primary residence and is due and payable on the earliest of sixty days after Mr. Andersen's termination or April 30, 2004.

   In February 2001, we made a $300,000 interest free loan, which is still outstanding, to John A. Muskovich, our Executive Vice President and Chief Financial Officer, which may be forgiven upon the successful completion of his employment agreement on December 17, 2003. The loan was made to assist
Mr. Muskovich in relocating to Southern California.

   In June 1999, as part of our initial capitalization, Messrs. Lee, Koh, and Dukker and Mr. Chul Chung, a former director who resigned in January 2000, paid for their shares with full recourse promissory notes. Messrs. Lee and Koh are members of our board of directors, Mr. Chung was then one of our directors and Mr. Dukker was then our President and Chief Executive Officer and a member of our board of directors. Each of Messrs. Lee, Chung and Koh's notes were for $60,000, and Mr. Dukker's note was for $200,000. All of the notes bore interest at an annual rate of 5.79%. Principal and any unpaid interest were to be due on June 7, 2004. TriGem America Corporation repaid the aggregate principal and interest on Mr. Lee's note and Mr. Chung's note, each in the amount of $66,476 on October 12, 2000. KDS USA repaid the aggregate principal and interest on Mr. Koh's note in the amount of $66,557 on October 20, 2000. As part of Mr. Dukker's settlement agreement, we have agreed to forgive the principal and accrued interest on Mr. Dukker's note, which aggregate amount is not expected to exceed approximately $235,000.

Audit Committee Report

   The responsibilities of the audit committee include recommending to the board of directors an accounting firm to be engaged as eMachines' independent auditors. Management is responsible for eMachines' financial reporting process and internal controls. The independent auditors are responsible for performing an independent audit of eMachines' consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The audit committee's responsibility is to oversee these processes. In fulfilling its responsibilities, the audit committee has reviewed and discussed the audited financial statements contained in eMachines' 2000 Annual Report on Form 10-K with management and the independent auditors.

   The audit committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees". In addition, the audit committee discussed with the independent auditors the auditors' independence from eMachines and its management, including the written disclosures submitted to the audit committee by the independent auditors as required by the Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees".

   Based upon the audit committee's discussions with management and the independent auditors and the audit committee's review of the representations of management, and the report of the independent auditors to the audit committee, the audit committee recommended that the board of directors include the audited consolidated financial statements in eMachines' Annual Report on Form 10-K for the year ended December 30, 2000.

                                          Audit Committee of the
                                          Board of Directors

                                          Nathan Morton, Chairman
                                          Lap Shun Hui

Compensation Committee Interlocks and Insider Participation

   The members of the compensation committee during our 2000 fiscal year were Messrs. Hui, Morton and Newby. Mr. Newby resigned as director in January 2001. No member of the compensation committee was or is one of our officers or employees. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our board of directors or compensation committee. Mr. Hui is the sole owner of KDS USA from whom we purchased all of our PCs and most of our monitors during our 2000 fiscal year. Our transactions with KDS USA are more fully described under "--Business Relationships and Related Transactions--Manufacture and Supply of PCs and Monitors."

Report of the Compensation Committee

   The compensation committee, comprised of non-employee directors, sets, reviews and administers our executive compensation program. The role of the compensation committee is to establish and recommend to the full board of directors the compensation of our Chief Executive Officer and our other executive officers. The committee also administers our employee stock option plans, and reviews and approves stock option grants to all employees.

   Compensation Philosophy. Compensation of our executive officers is set at levels that are intended to be sufficiently competitive with similarly-sized companies operating in similar markets to permit us to attract and retain the best possible individuals. When considering our compensation program, the committee maintains a "total compensation" perspective that takes into account various components, including cash and equity-based compensation, deferred compensation and retirement programs, health and welfare benefits, and perquisites.

   During our 2000 fiscal year, the compensation of each of the named executive officers was based upon both individual and company performance. The compensation was structured to provide incentives for executive officer performance that would have resulted in continuing improvements in our financial results, customer satisfaction, and stock price over both the short term and the long term. The compensation also was designed to emphasize the creation of shareholder value, by providing for payment of a significant portion of incentive compensation in the form of stock options.

   Components of Executive Compensation. The principal components of executive compensation are base salary, bonuses, and stock options.

   Base salaries are set based on competitive factors and the historic salary structure for various levels of responsibility within eMachines. Base salaries, once established, are not subject to contingencies and are paid in cash. Generally, salaries are set at the middle to high end of the range of other similar companies in our industry. In addition, we rely on variable compensation in order to emphasize the importance of performance.

   Cash bonuses are our primary form of short-term incentive compensation. Bonuses generally are performance-based and tied to the achievement of business, financial and customer satisfaction objectives. However, depending on competitive conditions in the labor market, we may agree to pay an executive officer a guaranteed cash bonus.

   The principal equity component of executive compensation is our employee stock option program. Stock options are generally granted when an executive joins us. Stock options are also occasionally granted for promotions or other special achievements. Stock options provide a means of retention and motivation for our senior level executives and also align the executive's interests with long-term stock price appreciation.

   Other elements of executive compensation include the ability to participate in a company-wide life insurance program, long-term disability insurance, company-wide medical benefits and the ability to defer compensation pursuant to a company-wide 401(k) plan.

   2000 Compensation for Our Former Chief Executive Officer. The plans and policies discussed above were the basis for the 2000 compensation of Stephen
A. Dukker, our former President and Chief Executive Officer. Mr. Dukker's annual salary for 2000 was $388,462. As part of our settlement with Mr. Dukker as to the amount of compensation to which he was entitled under his employment agreement with us, we paid Mr. Dukker $800,000 in March 2001 and agreed to pay him an additional $400,000 before May 25, 2001, and a further $400,000 before October 18, 2001. An unspecified portion of these payments are being made in lieu of any cash bonus to which Mr. Dukker may have been entitled for 2000. During 2000, we also granted to Mr. Dukker a stock option to purchase a total of 2,000,000 shares of our common stock.

                                          Compensation Committee of the
                                          Board of Directors

                                          Lap Shun Hui, Chairman
                                          Nathan Morton

                            EXECUTIVE COMPENSATION

Summary of Compensation

   The following table provides certain summary information concerning compensation paid to or accrued for our Chief Executive Officer and each of our four other most highly compensated executive officers (our "named executive officers") for the fiscal years ended December 30, 2000 and December 31, 1999, and for the period from September 18, 1998 (inception) to December 31, 1998:

                          SUMMARY COMPENSATION TABLE

                                                  Annual                 Long-Term
                                               Compensation         Compensation Awards
                                             -----------------     -------------------------
                                                                   Restricted    Securities      All Other
                                              Salary   Bonus         Stock       Underlying     Compensation
      Name and Principal Position       Year  ($)(1)   ($)(2)      Awards ($)    Options (#)        ($)
      ---------------------------       ---- -------- --------     ----------    -----------    ------------
Stephen A. Dukker(3)(4)................ 2000 $388,462      --             --      2,000,000           --
 Former President, Chief Executive      1999  286,385 $699,647            --        227,897       $44,030(5)
 Officer and Director                   1998   96,923  126,000            --            --            --

Steven H. Miller(6).................... 2000 $109,744 $ 35,000            --         75,000           --
 Former Vice President, Chief Financial 1999  105,404   98,379            --        200,000           --
 Officer and Secretary

Donald S. La Vigne(7).................. 2000 $129,621      --      $8,267,600(8)    525,013(9)        --
 Former Executive Vice President,
 Strategy and Business Development

John Dickinson(10)..................... 2000 $166,347 $ 50,000(11)        --        450,000           --
 Senior Vice President and General
 Manager, Internet Business Unit

Jamie Weissenborn(12).................. 2000 $153,936 $ 30,000            --        336,210(13)       --
 Former Vice President, Advertising
 Sales

-------
(1)  Salary includes amounts deferred pursuant to our 401(k) savings plan.

(2) Bonuses for each year include amounts earned for such year, even if paid in subsequent years, and exclude bonuses paid during such year that were earned for a prior year.

(3)  Resigned in March 2001.

(4) As part of our settlement with Mr. Dukker as to the amount of compensation to which he was entitled under his employment agreement with us, we paid Mr. Dukker $800,000 in March 2001 and agreed to pay him an additional $400,000 before May 25, 2001, and a further $400,000 before October 18, 2001. An unspecified portion of these payments are being made in lieu of any cash bonus to which Mr. Dukker may have been entitled for 2000.

(5)  Represents reimbursed commuting costs.

(6)  Began employment in June 1999 and resigned in June 2000.

(7)  Began employment in January 2000 and resigned in July 2000.

(8) Represents the dollar value of an award of restricted stock that FreePC, Inc., granted to Mr. La Vigne and as to which we assumed FreePC's right of repurchase upon our acquisition of FreePC on January 14, 2000. The dollar value is computed by multiplying 1,033,450, the number of shares of resticted stock, by $8.00, the fair market value of a share of our common stock on the date of the acquisition. Through Mr. La Vigne's termination of employment in July 2000, our right of repurchase lapsed as to 791,524 shares, and we repurchased the remaining 241,926 shares from Mr. La Vigne for $0.01 per share upon his termination. As a result of the FreePC acquisition, Mr. La Vigne also received for his restricted stock a warrant to purchase 339,224 shares of our common stock at an exercise price of approximately $17.13 per share.

(9) Includes 275,013 shares of our common stock issuable upon exercise of an option to purchase FreePC stock that we assumed in our acquisition of FreePC on January 14, 2000. The option also was exercisable for a warrant to purchase 117,863 shares of our common stock at an exercise price of approximately $17.13 per share.

(10) On April 10, 2001 we entered into a severance agreement and mutual release with Mr. Dickinson under which he has agreed to resign his employment effective July 1, 2001. See "Transactions with Management-- Employment Agreements."

(11) Subject to repayment on a pro-rated basis if Mr. Dickinson voluntarily terminates his employment within one year of July 17, 2000.

(12) Began employment in January 2000 and resigned in January 2001.

(13) Includes 176,008 shares of our common stock issuable upon exercise of an option to purchase FreePC stock that we assumed in our acquisition of FreePC on January 14, 2000. The option also was exercisable for a warrant to purchase 75,432 shares of our common stock at an exercise price of approximately $17.13 per share.

         OPTIONS GRANTED AND OPTIONS EXERCISED IN THE LAST FISCAL YEAR

   The following tables set forth information regarding stock options granted to and exercised by the named executive officers during the fiscal year ended December 30, 2000, as well as options held by the named executive officers at December 30, 2000.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                 Potential Realizable
                                                                                Value at Assumed Annual
                                                                                 Rates of Stock Price
                                                                                Appreciation for Option
                                           Individual Grants                             Term
                         ------------------------------------------------------ -----------------------
                            Number of      Percent of
                           Securities         Total
                           Underlying    Options Granted Exercise or
                         Options Granted to Employees in Base Price  Expiration
Name                           (#)         Fiscal Year     ($/sh)       Date     5% ($)(1)  10% ($)(1)
----                     --------------- --------------- ----------- ---------- ----------- -----------
Stephen A. Dukker.......    2,000,000(2)      21.6%         $9.00      3/19/10  $11,320,103 $28,687,364
Steven H. Miller........       75,000(3)       0.8           9.00      3/19/10      424,504   1,075,776
Donald S. La Vigne......      275,013(4)       3.0           0.01      7/13/09    3,580,987   5,703,753
                              250,000(5)       2.7           8.00      1/14/10    1,257,789   3,187,485
John Dickinson..........      450,000(6)       4.9           2.75      7/25/10      778,257   1,972,256
Jamie Weissenborn.......      176,008(7)       1.9           0.32      5/27/09       35,421      89,764
                              125,000(8)       1.3           8.00      1/14/10      628,895   1,593,742
                               35,202(9)       0.4           0.78     11/17/10       17,268      43,760

--------
(1) The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of future prices for our common stock.

(2) The option vested as to 25% of the shares one year after the date of grant, and as to 1/48th of the shares at the end of each subsequent calendar month. The option was cancelled unexercised following his termination of employment.

(3) The option vested as to 20% of the shares six months after the date of grant, as to 20% of the shares one year after the date of grant, and as to 1/48th of the shares at the end of each subsequent calendar month. The option was cancelled unexercised following his termination of employment.

(4) We assumed the option in our acquisition of FreePC, Inc., on January 14, 2000. The option was fully vested at the time we assumed it and also was exercisable for a warrant to purchase 117,863 shares of our common stock at an exercise price of approximately $17.13 per share.

(5) The option vested in five equal annual installments beginning one year after the date of grant. The option was cancelled unexercised following Mr. La Vigne's termination of employment.

(6) The option vests as to 25% of the shares one year after the date of grant, July 25, 2000, and as to 1/48th of the shares at the end of each subsequent calendar month.

(7) We assumed the option in our acquisition of FreePC on January 14, 2000. The option was immediately exercisable as to 20% of the shares on the date of grant, and as to 20% of the shares on each subsequent anniversary of the date of grant. The option also was exercisable for a warrant to purchase 75,432 shares of our common stock at an exercise price of approximately $17.13 per share. The unexercised portion of the option was cancelled following Mr. Weissenborn's termination of employment.

(8) The option vested in five equal annual installments beginning on the first anniversary of the date of grant. The option was cancelled unexercised following Mr. Weissenborn's termination of employment.

(9) The option vested in four equal annual installments beginning on the first anniversary of the date of grant. The option was cancelled unexercised following Mr. Weissenborn's termination of employment.

    OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                           Number of Securities             Value of Unexercised
                           Shares                    Underlying Unexercised Options at      In the Money Options
                         Acquired on                        Fiscal Year End (#)              at Fiscal Year End
                          Exercise       Value       --------------------------------- -------------------------------
Name                         (#)      Realized ($)   Exercisable (#) Unexercisable (#) Exercisable(1) Unexercisable(1)
----                     -----------  ------------   --------------- ----------------- -------------- ----------------
Stephen A. Dukker(2)....        --             --        227,897         2,000,000             --              --
Steven H. Miller........        --             --            --                --              --              --
Donald S. La Vigne......   275,013(3)  $2,197,354(4)         --                --              --              --
John Dickinson..........        --             --            --            450,000             --              --
Jamie Weissenborn.......    78,103(5)     599,831(6)      35,202           222,905         $1,936         $12,260

--------
(1) Represents the difference between the exercise price of the option and the closing price of our common stock on December 30, 2000 of $0.375.

(2) Mr. Dukker's options were cancelled unexercised following Mr. Dukker's termination of employment.

(3) The shares were acquired upon exercise of an option that FreePC, Inc. granted to Mr. La Vigne and that we assumed in our acquisition of FreePC on January 14, 2000. Upon exercise of the option, Mr. La Vigne also received a warrant to purchase 117,863 shares of our common stock at an exercise price of approximately $17.13 per share. The warrant expired unexercised on March 29, 2001.

(4) Represents the product of the number of shares subject to the option and the difference between $8.00, the per share fair market value of our common stock on the date of exercise, and $0.01, the option's per share exercise price.

(5) The shares were acquired upon exercise of an option that FreePC, Inc. granted to Mr. Weissenborn and that we assumed in our acquisition of FreePC on January 14, 2000. Upon exercise of the option, Mr. Weissenborn also received a warrant to purchase 33,473 shares of our common stock at an exercise price of approximately $17.13 per share. The warrant expired unexercised on March 29, 2001.

(6) Represents the product of the number of shares subject to the option and the difference between $8.00, the per share fair market value of our common stock on the date of exercise, and $0.32, the option's per share exercise price.

               COMPARISON OF TOTAL CUMULATIVE STOCKHOLDER RETURN

   The following graph compares the cumulative stockholder return on our common stock against the cumulative total return of the Nasdaq Composite Index and the S&P Computers (Hardware) Index for the period from March 24, 2000 through December 30, 2000. The graph and table assume that $100 was invested on March 24, 2000 in each of our common stock, the Nasdaq Composite Index and the S&P Computers (Hardware) Index.

                              [PERFORMANCE GRAPH]

                                                                3/24/00 12/30/00
                                                                ------- --------
   eMachines, Inc..............................................  $100    $ 4.54
   Nasdaq Composite Index......................................  $100    $49.78
   S&P Computers (Hardware) Index..............................  $100    $54.45

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth, as of April 25, 2001, information about (i) persons known to us to be the beneficial owners of more than five percent of our outstanding common stock, (ii) each director and named executive officer and (iii) all directors and executive officers as a group. The address for those individuals for whom an address is not otherwise indicated is c/o eMachines, Inc., 14350 Myford Road, Suite 100, Irvine, California 92606.

                                                          Number of  Percent of
                Name of Beneficial Owner                  Shares(1)    Class
                ------------------------                  ---------- ----------
TriGem Computer, Inc. and TriGem America
 Corporation(2)(3)......................................  29,200,000    20.1%

Korea Data Systems America, Inc.(2)(4)..................  28,819,538    19.8

Bill Gross, Bill Gross' idealab! and idealab! Holdings,
 L.L.C. (2)(5)..........................................  12,488,750     8.6

AOL Time Warner Inc. and America Online, Inc.(2)(6).....   8,943,190     6.1

Wayne R. Inouye, Director, President and Chief Executive
 Officer................................................         --      --

Hong Soon Lee, Director.................................   2,400,000     1.6

Jung Koh, Director......................................   2,400,000     1.6

Lap Shun Hui, Director..................................   1,600,000     1.1

Nathan Morton, Director(7)..............................       4,000     *

Michael Hong, Director(8)...............................      15,000     *

Yasuhiro Tsubota, Director..............................         --      --

John Dickinson, Senior Vice President and General
 Manager, Internet Division.............................         --      --

Stephen A. Dukker, former Director, President and Chief
 Executive Officer......................................   8,000,000     5.5

Steven H. Miller, former Vice President, Chief Financial
 Officer and Secretary..................................         --      --

Donald S. La Vigne, former Executive Vice President,
 Strategy and Business Development......................     585,026     *

James Weissenborn, former Vice President, Advertising
 Sales..................................................      78,103     *

All directors and executive officers as a group (15
 persons)(9)............................................  15,082,129    10.4

--------
 * Less than 1% of the outstanding shares of common stock.

(1) Unless otherwise indicated, the named beneficial owner has sole voting and investment power with respect to the shares, subject to community property laws where applicable.

(2) Based upon information received from Schedule 13D and 13G filings under the Securities Exchange Act of 1934.

(3) Includes 29,200,000 shares held by TriGem America Corporation, a wholly-owned subsidiary of TriGem Computer, Inc., over which the two companies share voting and investment power. TriGem Computer, Inc.'s address is 45-2 Yoido-dong, Youngdeungpo-ku, Seoul, Korea and TriGem America Corporation's address is 80 ICON, Lake Forest, California 92610.

(4) Korea Data Systems America, Inc.'s address is 7372 Doig Drive, Garden Grove, California 92841.

(5) Includes 11,687,514 shares held by idealab! Holdings L.L.C.; 202,007 shares held by idealab! Capital Partners I-A L.P.; and 599,229 shares held by idealab! Capital Partners I-B, L.P. Mr. Gross is the chairman of the board of directors and the chief executive officer of Bill Gross' idealab!, a California corporation, and is the managing member of idealab! Holdings, L.L.C. As such, Mr. Gross exercises voting and investment power over shares beneficially held by those entities, and Mr. Gross may be deemed to indirectly beneficially own such shares. Mr. Gross is a managing member of idealab! Capital Management I, L.L.C., a Delaware limited liability company, and shares voting and investing power over shares beneficially held by idealab! Capital Management I, L.L.C., which includes shares held by idealab! Capital Partners I-A, L.P., a Delaware limited partnership, and idealab! Capital Partners I-B, L.P., a Delaware limited partnership, for which idealab! Capital Management I, L.L.C., serves as general partner, and Mr. Gross may be deemed to indirectly beneficially own such shares. Bill Gross' idealab! may be deemed to indirectly beneficially own the share by idealab! Holdings, L.L.C., which is a wholly-owned subsidiary of Bill Gross' idealab!. Mr. Gross and idealab! Holdings L.L.C., each disclaim beneficial ownership of such shares of common stock to the extent it exceeds its pecuniary interest. Mr. Gross has sole voting and investment power over the shares held by idealab! Holdings, L.L.C., and shares voting and investment power over the shares held by idealab! Capital Partners I-A, L.P., and idealab! Capital Partners I-B, L.P. Bill Gross' idealab! may be deemed to indirectly beneficially own the shares held by idealab! Holdings, L.L.C., which is a wholly-owned subsidiary of Bill Gross' idealab!. The address of each of Bill Gross, Bill Gross' idealab! and idealab! Holdings, L.L.C. is 130 W. Union Street, Pasadena, California 91103.

(6) Includes 7,832,079 shares held by America Online, Inc. and 1,111,111 shares issuable upon exercise of outstanding warrants held by America Online, Inc. exercisable within 60 days of April 25, 2001. America Online, Inc., is a wholly-owned subsidiary of AOL Time Warner Inc. America Online, Inc. and AOL Time Warner Inc. share voting and investment power over the shares, and their address is 75 Rockefeller Plaza, New York, New York 10019.

(7) Includes 4,000 shares issuable upon exercise of outstanding options exercisable within 60 days of April 25, 2001.

(8) Includes 5,000 shares owned by Mr. Hong's daughter and 5,000 shares owned by his son. Mr. Hong disclaims beneficial ownership of such shares to the extent it exceeds his pecuniary interest.

(9) Includes an aggregate of 8,663,129 shares beneficially owned by the four named executive officers whom we no longer employ, and 4,000 shares issuable upon exercise of outstanding options exercisable within 60 days of April 25, 2001.

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the Securities and Exchange Commission. Such executive officers, directors and 10% stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) forms they file.

   Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons, we believe that, for fiscal year 2000, all Section 16(a) filing requirements applicable to its officers, directors and 10% stockholders were complied with except that Mr. Hong failed to timely report a public acquisition of shares on a Form 4 and Mr. Weissenborn failed to file a Form 5 to report the grant of an employee stock option.

        PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

   In March 2001, the board of directors appointed Deloitte & Touche LLP to act as our independent auditors for our 2001 fiscal year, subject to ratification of the appointment by the stockholders. Deloitte & Touche LLP has served as our independent auditors since 1999. Representatives of Deloitte & Touche LLP have been invited and are expected to attend the annual meeting, will be given the opportunity to make a statement if they wish to do so and are expected to be available to respond to appropriate questions.

Audit and Related Fees

 Audit Fees

   The aggregate fees billed by Deloitte & Touche LLP to us for professional services for the audit of our annual consolidated financial statements for fiscal 2000 and the review of the consolidated financial statements included in our Forms 10-Q for fiscal 2000 were approximately $341,000.

 Financial Information Systems Design and Implementation Fees

   There were no services rendered nor fees billed by Deloitte & Touche LLP to us for financial information systems design and implementation for fiscal 2000.

 All Other Fees

   The aggregate fees billed by Deloitte & Touche LLP to us for all other services rendered in fiscal 2000 were approximately $388,000.

   The audit committee has determined that the provision of services rendered above for all other fees is compatible with maintaining Deloitte & Touche LLP's independence.

Required Vote

   The proposal to ratify the appointment of Deloitte & Touche LLP requires the affirmative vote of a majority of the shares present at the meeting and entitled to vote on the matter. In the event of a negative vote on such ratification, the board will reconsider its selection.

   The Board of Directors recommends voting "for" the ratification of Deloitte & Touche LLP as the company's independent auditors for our 2001 fiscal year.

                                 ANNUAL REPORT

   Our Annual Report to Stockholders for fiscal year 2000 is being sent to our stockholders together with this proxy statement and our Form 10-K. We will furnish without charge, upon the written request of any person who was a stockholder or a beneficial owner of our common stock at the close of business on April 25, 2001, a copy of our Annual Report on Form 10-K filed with the Securities and Exchange Commission for our most recent fiscal year, including financial statement schedules but not including exhibits. Requests should be directed to the attention of the Secretary of eMachines at 14350 Myford Road, Suite 100, Irvine, California 92606.

                                OTHER BUSINESS

   The board of directors does not intend to present any business for action at the meeting other than the election of directors and the proposals set forth herein, nor does it have knowledge of any matters that may be presented by others. If any other matter properly comes before the meeting, the persons named in the accompanying form of proxy intend to vote the shares they represent as the board of directors, or a properly designated committee of the board of directors, may recommend.

                        METHOD AND COST OF SOLICITATION

   We will pay the cost of solicitation of proxies. In addition to solicitation by mail, our employees, for no additional compensation, may request the return of proxies personally or by telephone, telecopy or telegram. We will, on request, reimburse brokers and other persons holding shares for the benefit of others for their expenses in forwarding proxies and accompanying material and in obtaining authorization from beneficial owners of our stock to execute proxies.

                             STOCKHOLDER PROPOSALS

   If you intend to submit a stockholder proposal for inclusion in the proxy material for our 2002 annual meeting of stockholders, the proposal must be in writing and received by our Secretary at 14350 Myford Road, Suite 100, Irvine, California 92606, not later than January 3, 2002 in order that it may be considered for inclusion in the proxy statement and form of proxy relating to that meeting. If you intend to submit a stockholder proposal for consideration at the 2002 annual meeting of stockholders but do not intend to seek to include the proposal in the proxy materials relating to that meeting and we do not receive notice of the proposal by March 20, 2002, we may exercise discretionary voting authority under proxies we solicit to vote on the proposal as the board of directors, or a properly designated committee of the board of directors, may recommend.

   It is important that your shares be represented at the meeting, regardless of the number of shares that you hold. Therefore, whether or not you expect to be present at the meeting, please sign the accompanying form of proxy and return it in the enclosed stamped return envelope.

                                          eMachines, Inc.

Irvine, California
May 4, 2001

                                   APPENDIX A

                                EMACHINES, INC.

                            AUDIT COMMITTEE CHARTER

                        CHARTER FOR THE AUDIT COMMITTEE
                           OF THE BOARD OF DIRECTORS
                              OF EMACHINES, INC.

Purpose:

   The Audit Committee will make such examinations as are necessary to monitor the corporate financial reporting and the internal and external audits of eMachines, Inc. (the "Company"), to provide to the Board of Directors the results of its examinations and recommendations derived therefrom, to outline to the Board improvements made, or to be made, in internal accounting controls, to nominate independent auditors, and to provide to the Board such additional information and materials as it may deem necessary to make the Board aware of significant financial matters that require Board attention.

   In addition, the Audit Committee will undertake those specific duties and responsibilities listed below and such other duties as the Board of Directors from time to time prescribe.

Membership:

   The Audit Committee will consist of at least two (2) members of the Board, all of whom shall be independent directors, in accordance with the rules of the NASD; provided that after June 13, 2001, the Audit Committee will consist of at least three (3) members of the Board, all of whom shall be independent directors, in accordance with the rules of the NASD. The members of the Audit Committee shall possess, at a minimum, such qualifications, skills, abilities and experience as the NASD may from time to time require. The members of the Audit Committee will be appointed by and will serve at the discretion of the Board of Directors.

Responsibilities:

   The responsibilities of the Audit Committee shall include:

   1. Reviewing on a continuing basis the adequacy of the Company's system of internal controls;

   2. Reviewing on a continuing basis the activities, organizational structure and qualifications of the Company's internal audit function;

   3. Reviewing the independent auditors' proposed audit scope and approach;

   4. Conducting a post-audit review of the financial statements and audit findings, including any significant suggestions for improvements provided to management by the independent auditors;

   5. Reviewing the performance of the independent auditors;

   6. Recommending to the Board of Directors the appointment of independent auditors;

   7. Reviewing fee arrangements with the independent auditors;

   8. Obtaining from the independent auditors a formal written statement delineating all relationships between the independent auditors and the Company, consistent with Independence Standards Board Standard 1, and actively discussing with the independent auditors whether any disclosed relationships or services may impact the objectivity and independence of the independent auditors;

   9. Taking, or recommending that the Board of Directors take, appropriate action to oversee the independence of the independent auditors;

  10. Reviewing before release the audited financial statements and Management's Discussion and Analysis in the Company's annual report on Form 10-K;

  11. Reviewing before release the unaudited quarterly operating results in the Company's quarterly earnings release;

  12. Overseeing compliance with SEC requirements for disclosure of auditor's services and audit committee members and activities;

  13. Reviewing management's monitoring of compliance with the Company's Standards of Business Conduct and with the Foreign Corrupt Practices Act;

  14. Reviewing, in conjunction with counsel, any legal matters that could have a significant impact on the Company's financial statements;

  15. Providing oversight and review of the Company's asset management policies, including an annual review of the Company's investment policies and performance for cash and short-term investments;

  16. If necessary, instituting special investigations and, if appropriate, hiring special counsel or experts to assist;

  17. Reviewing related party transactions for potential conflicts of interest;

  18. Performing other oversight functions as requested by the full Board of Directors; and

  19. Reviewing and reassessing on an annual basis the adequacy of this Charter.

   In addition to the above responsibilities, the Audit Committee will undertake such other duties as the Board of Directors delegates to it, and will report, at least annually, to the Board regarding the Committee's examinations and recommendations.

   The Audit Committee acknowledges that the independent auditors are ultimately accountable to the Board of Directors and the Audit Committee, as representatives of the Company's stockholders, and that these stockholder representatives' have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent auditors (or to nominate the independent auditors to be proposed for stockholder approval in any proxy statement).

Meetings:

   The Audit Committee will meet at least two times each year. The Audit Committee may establish its own schedule which it will provide to the Board of Directors in advance.

   The Audit Committee will meet separately with the Chief Executive Officer and separately with the Chief Financial Officer of the Company at least annually to review the financial affairs of the Company. The Audit Committee will meet with the independent auditors of the Company, at such times as it deems appropriate, to review the independent auditor's examination and management report.

Reports:

   The Audit Committee will record its summaries of recommendations to the Board in written form which will be incorporated as a part of the minutes of the Board of Directors meeting at which those recommendations are presented.

Minutes:

   The Audit Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board of Directors.

                                  DETACH HERE

                                     PROXY

                                EMACHINES, INC.

      This proxy is solicited on behalf of the Board of Directors for the annual meeting of stockholders on June 20, 2001.

   The undersigned hereby appoints Wayne R. Inouye and Hong Soon Lee, and each of them, proxies, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote all of the undersigned's shares in eMachines, Inc., a Delaware corporation, at the annual meeting of stockholders to be held on June 20, 2001, at 9 a.m., Pacific Standard Time, at the Hyatt Regency Irvine, Imperial Room, 17900 Jamboree Road, Irvine, California, and at any adjournment thereof, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished with the proxy card, subject to any directions indicated on the other side of the proxy card.

SEE REVERSE SIDE  CONTINUED AND TO BE SIGNED, ON REVERSE SIDE   SEE REVERSE SIDE

                                  DETACH HERE

     Please mark
[X]  votes as in
     this example.

PLEASE MARK, DATE, SIGN AND RETURN THE PROXY CARD PROMPTLY.

1. Election of Wayne R. Inouye, Hong Soon Lee, Michael B. Hong, Nathan Morton, Lap Shun Hui, Jung Koh, and Yasuhiro Tsubota as the Directors:

        FOR ALL NOMINEES [_]        [_] WITHHOLD FROM ALL NOMINEES


         [_] ___________________________________________________
                 FOR ALL NOMINEES EXCEPT as noted above:

2. Proposal to ratify the appointment of Deloitte & Touche LLP as eMachines' independent auditors for the 2001 fiscal year.

              FOR                  AGAINST                 ABSTAIN
              [_]                    [_]                     [_]


The shares represented by this proxy will be voted as you specify on this proxy card. If no specification is made, this proxy will be voted for the election of the nominees for director, unless the nomination is withdrawn as described in the proxy statement, and for the ratification of the appointment of Deloitte & Touche LLP as eMachines' Independent Auditors. If any other business properly comes before the meeting, or any adjournment thereof, this proxy will be voted in accordance with the recommendations of the Board of Directors or a properly designated committee of the Board of Directors.


MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT  [_]

MARK HERE IF YOU PLAN TO ATTEND THE MEETING    [_]


Please sign this proxy exactly as name(s) appears hereon, and return promptly in the enclosed envelope. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing. If shares are held by joint tenants or as community property, both should sign.


Signature:______________ Date:________  Signature:______________ Date:_________